Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated September 22, 2026 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$676,000
Senior Medium-Term Notes, Series K
Autocallable Buffer Enhanced Return Notes due March 27, 2028
Linked to the Least Performing of the shares of the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index and the NASDAQ-100 Index®

•	The notes are designed for investors who are seeking 150.00% leveraged positive return based on any appreciation in the level of the least performing of the shares of the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index and the NASDAQ-100 Index® (each, a "Reference Asset" and, the least performing, the "Least Performing Reference Asset") if the notes are not automatically redeemed prior to maturity. Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Asset if the notes are automatically redeemed, be willing to forego any interest payments, and be willing to lose some or all of their principal at maturity if the notes are not automatically redeemed prior to maturity.
•	On September 28, 2027, if the closing level of each Reference Asset is greater than 100.00% of its Initial Level (its “Call Level”), the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the applicable Call Amount (which represents a return of approximately 22.50% per annum). After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.
•	If the notes are not automatically redeemed and the Least Performing Reference Asset decreases by more than 10.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level in excess of 10.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 90.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06376MHD9.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	September 22, 2026	Valuation Date:	March 22, 2028
Settlement Date:	September 25, 2026	Maturity Date:	March 27, 2028

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $676,000.00	0.75% $5,070.00	99.25% $670,930.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $992.50 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $977.14 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The shares of the iShares® MSCI Emerging Markets ETF (ticker symbol "EEM") and the Russell 2000® Index (ticker symbol "RTY") and the NASDAQ-100 Index® (ticker symbol "NDX"). See "The Reference Assets" below for additional information.

Underlying Index:	With respect to the iShares® MSCI Emerging Markets ETF, the MSCI Emerging Markets Index

Automatic Redemption:	On September 28, 2027, if the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Reference Assets.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Date, Call Settlement	Observation Date	Call Amount (per Note)	Potential Call Settlement Date
Date and Call Amount:[1,2]	September 28, 2027	$225.00	October 01, 2027
	The Call Amount represents a return of approximately 22.50% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset:

If the Final Level of the Least Performing Reference Asset is greater than or equal to its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset x Upside Leverage Factor)]

If the Final Level of the Least Performing Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Least Performing Reference Asset declines from its Initial Level in excess of 10.00%. You may lose up to 90.00% of the principal amount of your notes.

Upside Leverage Factor:	150.00%

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	$69.10 with respect to EEM, 2,889.919 with respect to RTY and 30,732.40 with respect to NDX, each of which was the respective closing level of that Reference Asset on the Pricing Date.

Call Level:[2]	100.00% of the Initial Level.

Buffer Level:[2]	$62.19 with respect to EEM, 2,600.927 with respect to RTY and 27,659.16 with respect to NDX, each of which is 90.00% of its respective Initial Level (rounded to two decimal places with respect to EEM and NDX and rounded to three decimal places with respect to RTY).

Buffer Percentage:[2]	10.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Least Performing Reference Asset does not decrease by more than 10.00% over the term of the notes. If the Final Level of the Least Performing Reference Asset is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 90.00% of the principal amount of your notes.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:	September 22, 2026

Settlement Date:	September 25, 2026

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Valuation Date:[1]	March 22, 2028

Maturity Date:[1]	March 27, 2028

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to an ETF” in the product supplement with respect to the iShares® MSCI Emerging Markets ETF and “General Terms of the Notes — Adjustments to a Reference Asset that Is an Index” in the product supplement with respect to the Russell 2000® Index and the NASDAQ-100 Index® for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes assuming the notes are not automatically redeemed, based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Least Performing Reference Asset, reflecting the 150.00% Upside Leverage Factor, and Buffer Level of 90.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples. If the notes are automatically redeemed, investors will receive their principal amount plus the applicable Call Amount. After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Reference Assets.

Hypothetical Percentage Change of the Least Performing Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
20% 10%	150.00% Upside Exposure	30.00% 15.00%
-5% -10%	Buffer Level of 90.00% of Initial Level	0% 0%
-20% -30%	1x Loss Beyond Buffer Level	-10% -20%

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 90.00% of the principal amount of your notes.
•	Your return on the notes will be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. -Your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have performed more favorably (either by increasing by a greater amount over the term of the notes if the Percentage Change of the Least Performing Reference Asset is positive or by increasing or experiencing a decline that is less than that of the Least Performing Reference Asset if the Percentage Change of the Least Performing Reference Asset is negative), your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Reference Assets. — If the notes are automatically redeemed, you will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the levels of the Reference Assets exceed their Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amount if the notes are automatically redeemed.
•	If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. — If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Least Performing Reference Asset over the term of the notes, which may be negative. If the levels of the Reference Assets have performed positively over the term of the notes, your return may still be less than the return represented by the Call Amount. Furthermore, even if the return you receive is greater than the return represented by the Call Amount, such return may reflect a lower return on a per annum basis. If the notes are not automatically redeemed and the Final Level of any Reference Asset is less than its Buffer Level, your return on the notes will be negative. Depending on the Final level of the Least Performing Reference Asset, the return you receive at maturity may be less than, and potentially significantly less than, the return represented by the Call Amount.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Assets

•	Owning the notes is not the same as owning shares of any Reference Asset, making a hypothetical direct investment in any Reference Asset or owning a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of any Reference Asset, made a hypothetical direct investment in any Reference Asset or the underlying securities of any Reference Asset, or owned a security directly linked to the performance of the Reference Assets or the underlying securities of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of any Reference Asset (or any company included in a Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of any Reference Asset or any securities held by or included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to any Reference Asset or such underlying securities.
•	No delivery of shares of the Reference Assets. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Reference Asset delivered to you at maturity.

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•	Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. — With respect to a Reference Asset that is an ETF, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, whether the notes are automatically redeemed, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of any Reference Asset or Underlying Index, as applicable, are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Reference Asset or any Underlying Index.
•	Adjustments to a Reference Asset that is an ETF could adversely affect the notes. — The sponsor and advisor of each ETF Reference Asset is responsible for calculating and maintaining that Reference Asset. The sponsor and advisor of each ETF Reference Asset can add, delete or substitute the stocks comprising that Reference Asset or make other methodological changes that could change the share price of the applicable Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	Changes that affect a Reference Asset that is an index could adversely affect the notes. — The policies of the sponsor of each index Reference Asset with respect to the applicable Reference Asset concerning the calculation of the applicable Reference Asset, additions, deletions or substitutions of the components of the applicable Reference Asset and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and, therefore, could affect the level of the applicable Reference Asset, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Reference Asset, or if an index sponsor discontinues or suspends the calculation or publication of the applicable Reference Asset. If an index sponsor discontinues publication of a Reference Asset, the calculation agent may select a successor index (and make any corresponding adjustments to the applicable Initial Level and Buffer Level) which will be used as a substitute for the relevant Reference Asset for all purposes with respect to the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or any Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of each ETF Reference Asset advises the issuer of the applicable Reference Asset (each, a “Reference Asset Issuer” and, collectively, the “Reference Asset Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Reference Asset. We and our affiliates are not affiliated with the investment advisor of any Reference Asset or any Reference Asset Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Reference Asset. No investment advisor of a Reference Asset nor any Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Reference Asset Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into any Reference Asset Issuers.
•	The correlation between the performance of an ETF Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of each ETF Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on an ETF Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.
•	Any Reference Asset that is an ETF is subject to management risks. — Any Reference Asset that is an ETF is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Reference Asset Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Reference Asset track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to iShares® MSCI Emerging Markets ETF

•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to foreign currency exchange rate risk. — The share price of the iShares® MSCI Emerging Markets ETF will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the iShares® MSCI Emerging Markets ETF are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of these currencies. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the iShares® MSCI Emerging Markets ETF will be adversely affected and the price of its shares may decrease.

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•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to risks associated with foreign securities markets. — The Underlying Index of the iShares® MSCI Emerging Markets ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the iShares® MSCI Emerging Markets ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•	The iShares® MSCI Emerging Markets ETF, and therefore an investment in the notes, is subject to risks associated with emerging markets. — The Underlying Index of the iShares® MSCI Emerging Markets ETF consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The shares tracked by the Underlying Index of the iShares® MSCI Emerging Markets ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the levels of the of the iShares® MSCI Emerging Markets ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.

Risks Relating to the Russell 2000® Index

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

Risks Relating to the NASDAQ-100 Index®

•	An investment in the notes is subject to risks associated with foreign securities markets. — The NASDAQ-100 Index® tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NASDAQ-100 Index® may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset that is an ETF or the securities held by or included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of any Reference Assets that are ETFs or securities held by or included in the Reference Assets, futures or options relating to the Reference Assets or securities held by or included in the Reference Assets or other derivative instruments with return linked or related to changes in the performance on the Reference Assets or securities held by or included in the Reference Assets. We or our affiliates may also trade in any Reference Assets that are ETFS, such securities, or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Upside Leverage Factor of 150.00%, a hypothetical Buffer Level of 90.00 (90.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or a significant portion of the principal amount at maturity.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$2,500.00	150.00%
180.00	180.00%	$2,200.00	120.00%
160.00	160.00%	$1,900.00	90.00%
140.00	140.00%	$1,600.00	60.00%
120.00	120.00%	$1,300.00	30.00%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
89.99	89.99%	$999.90	-0.01%
80.00	80.00%	$900.00	-10.00%
60.00	60.00%	$700.00	-30.00%
40.00	40.00%	$500.00	-50.00%
20.00	20.00%	$300.00	-70.00%
0.00	0.00%	$100.00	-90.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Least Performing Reference Asset is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $900.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 10.00%)] = $900.00

Example 2: The level of the Least Performing Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of -5.00%. Although the Percentage Change of the Least Performing Reference Asset is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Least Performing Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Least Performing Reference Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,300.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (20.00% x 150.00%) = $1,300.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated March 25, 2025 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

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Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Assets

All disclosures contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Reference Assets. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Reference Assets. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any Reference Asset or any successor.

Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to any Reference Asset that is an ETF may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The iShares® MSCI Emerging Markets ETF (“EEM”)

The iShares® MSCI Emerging Markets ETF is an investment portfolio maintained and managed by iShares, Inc. and advised by BlackRock Fund Advisors. iShares is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information about the iShares® MSCI Emerging Markets ETF filed with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol "EEM."

The MSCI Emerging Markets Index

All information in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. MSCI owns the copyright and all other rights to the MSCI Emerging Markets Index. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is published by MSCI and is intended to capture the large and mid cap representation across selected emerging markets countries and to capture approximately 85% of the free-float adjusted market capitalization in each selected emerging markets country. The MSCI Emerging Markets Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index has a base date of December 31, 1987 and an initial value of 100.

The MSCI Global Investable Market Indices

The MSCI Emerging Markets Index is an MSCI Global Investable Market Index.

Constructing the MSCI Global Investable Market Indices.

MSCI undertakes an index construction process, which involves:

•	defining the equity universe for each market;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	classifying securities under the Global Industry Classification Standard (the “GICS”); and
•	using a building block approach, regional and composite indexes can be created from the individual market indexes for each size-segment

Defining the Equity Universe.

The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion. determining the market investable equity universe for each market;

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

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Determining the Market Investable Equity Universes.

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country.

A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing with adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters, as well as 20% of 12-month ATVR are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters, as well as 15% of 12-month ATVR are required for inclusion of a security in a market investable equity universe of an EM.

•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•	Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and

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•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.

In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Classifying Securities under the Global Industry Classification Standard.

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indices, the GICS. The GICS currently consists of 11 Sectors, 24 Industry Groups, 69 Industries and 158 Sub-Industries. Under the GICS, each company is assigned to one Sub−Industry according to its principal business activity. Therefore, a company can belong to only one grouping at each of the four levels of the GICS.

Calculation Methodology for the MSCI Emerging Markets Index.

The performance of the underlying index is a free-float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00PM London Time.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).

Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.

Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated. Then, the following index maintenance activities, among others, are undertaken: the eligible equity securities are reviewed, minimum size requirements are reevaluated, and size-segment requirements are reassessed. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in FIFs and in NOS.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI Emerging Markets Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the MSCI Emerging Markets Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Emerging Markets Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

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The Russell 2000® Index

The Russell 2000® Index (the “RTY”) is intended to measure the composite price performance of stocks of 2,000 companies determined to be part of the U.S. equity market. The RTY consists of the smallest 2,000 companies, by market capitalization, that are included in the Russell 3000® Index, which itself is composed of the 3,000 largest U.S. companies as determined by market capitalization that are traded on a major U.S. exchange. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.

The RTY is calculated, published and disseminated by FTSE Russell, which is a trading name of FTSE International Limited, Frank Russell Company, FTSE Global Debt Capital Markets Limited (and its subsidiary FTSE Global Debt Capital Markets Inc), FTSE Fixed Income LLC, FTSE (Beijing) Consulting Limited and FTSE EU SAS (together, “FTSE Russell”). The RTY is a subset of the Russell U.S. indices. Additional information is available at lseg.com/en/ftse-russell/indices/russell-us (the “RTY website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the RTY is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “RTY”.

Constituents

Members of the RTY are determined each year during semiannual reconstitution and enhanced quarterly with the addition of initial public offerings (IPOs).

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices and all securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NASDAQ and ARCA.

Certain securities, including but not limited to, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not included in the Russell U.S. Indices. Certain types of issuers, including but not limited to, business development companies, exchange traded funds, mutual funds, limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies and limited partnerships, are also not eligible for inclusion.

Russell U.S. indices are reconstituted semiannually. On the rank day in May and October of each year, all eligible securities are ranked by their total market capitalization. Reconstitution then occurs on the fourth Friday in June and the second Friday in December, and a full calendar for reconstitution is published each spring. Eligible IPOs are added to the Russell U.S. indices quarterly.

Calculation and Maintenance

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

FTSE Russell adjusts the RTY in response to certain corporate actions and events, both to reflect the evolution of securities and to ensure that the indexes remain representative of the U.S. equity market. A company’s membership and its weight in the RTY can be impacted by these corporate actions. Additional information regarding changes to the RTY that may result from corporate actions is available in the relevant methodology on the RTY website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

FTSE Russell reviews the methodology of the RTY on a yearly basis. The FTSE Russell index governance board may consider the feedback from market consultations before granting approval of significant changes.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

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FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Nasdaq-100 Index®

The Nasdaq-100 Index® (“NDX”) is an index that is calculated, maintained and published by Nasdaq, Inc. (“Nasdaq”) and is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NDX is a “price return” index and is calculated using a modified market capitalization-weighted methodology. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX (the “NDX website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the NDX is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “NDX.”

Constituents

To qualify for index inclusion, securities must meet the NDX’s “Security Eligibility Criteria,” which are applied as of the reconstitution reference date. Eligible security types include common stocks, tracking stocks, and American depositary receipts, including New York registry shares.

To be eligible for index inclusion, a company’s primary U.S. listing must be on the Nasdaq Global Select Market or the Nasdaq Global Market. To be eligible, a company must not be classified as being in the financial industry according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license. Companies classified as being in the real estate industry, according to the Industry Classification Benchmark, are eligible unless organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion, although the security selection process is based in part on a ranking of companies by market capitalization. A security must have a three-month average daily traded value of at least $5 million (USD).

A reconstitution is conducted on an annual basis, at which time all eligible companies are ranked based on market capitalization, as of the reconstitution reference date. The market capitalization of each company is the combined market capitalization of all eligible share classes.

If, at any time, it is determined that an index security is ineligible for continued inclusion, it will be removed as soon as practicable. Advanced notice of an index security deletion, including the effective date, will be announced through the normal channels.

A security that is not already an index constituent may be added on an expedited basis (“Fast Entry”) if its full market capitalization ranks within the top 40 current index constituents. A Fast Entry inclusion will not require the removal of another security, and may temporarily increase the constituent count to more than 100.

Calculation and Maintenance

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the NDX market value divided by the NDX divisor. The overall NDX market value is the aggregate of each NDX stock’s market value, as may be adjusted for any corporate actions. A stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the NDX is equal to (i) the sum of the products of (a) the index shares of each of the NDX stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NDX.

The price return NDX divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day NDX value.

The NDX employs a modified capitalization weighting scheme that is rebalanced quarterly. The NDX uses company-level weights, which are derived using the price and total shares outstanding (“TSO”) of each security, as of the rebalance reference date. For quarterly rebalances in March, June, and September, index shares for each security are adjusted by the percentage change in that company’s TSO since the previous TSO update. Following those adjustments, the resulting company weights are evaluated based on two constraints: (1) an individual company constraint whereby no company’s weight may exceed a preset percentage and (2) an aggregate constraint whereby the aggregate weight of companies whose weights exceed a certain threshold may not exceed a preset percentage. If one of the constraints is violated or if the quarterly rebalance coincides with the annual reconstitution, adjustments will be made based on additional individual and aggregate weight constraint.

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX. Additional information regarding changes to the NDX that may result from corporate actions is available in the relevant methodology on the NDX website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

The NDX is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

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License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, the NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.

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